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EXHIBIT 11

                        CAPITOL COMMUNITIES CORPORATION

                       Computation of Earnings Per Share
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                                            Fiscal Year Ended
                                              September 30,


                                                 1996                1995
Shares Outstanding Beginning                   7,000,000          2,227,004
 Of Period

Shares Issued During Period                                       4,772,996
    July 1, 1995
                                             -----------         ----------
Weighted average number of                     7,000,000          3,416,984
 shares outstanding

Shares deemed outstanding from assumed                 -                  -
exercise of stock options
                                             -----------         ----------
Total                                          7,000,000          3,416,984

Earnings (loss) applicable to                $(1,109,053)        $ (885,918)
 common shares

Earnings (loss) per share of                 $    (0.158)        $   (0.259)
  common stock
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